Exhibit 99.1

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No.1 to the Registration Statement of Mountain Holding, Inc. on Form S-4 (the “Registration Statement”) and in the Joint Proxy Statement/Prospectus which is part of the Registration Statement of our written opinion, dated March 25, 2026, appearing as Annex I to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinion of Corebridge’s Financial Advisor,” “The Mergers—Background of the Mergers,” “The Mergers—Recommendation of the Corebridge Board of Directors; Corebridge’s Reasons for the Mergers,” “The Mergers—Opinion of Corebridge’s Financial Advisor,” “The Mergers—Corebridge Unaudited Financial Projections,” and “The Mergers—Equitable Unaudited Financial Projections.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ MORGAN STANLEY & CO. LLC
MORGAN STANLEY & CO. LLC

June 15, 2026